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                                  Exhibit 99.1

    PAINCARE EXECUTES DEFINITIVE AGREEMENT TO ACQUIRE MEDICAL REHABILITATION
                                  SPECIALISTS


4/21/2003 Orlando, FL

 Serving Over 2500 Patients in 2002, Tallahassee-Based Practice Specializing In Physiatry and Pain Medicine Generated $1.5 Million In Revenue and $1.0 Million
                              In Pre-Tax Earnings

ORLANDO, FL - (PR Newswire) - April 21, 2003 - PainCare Holdings, Inc. (OTCBB:PANC) today announced that the Company has signed a Definitive Agreement to acquire Medical Rehabilitation Specialists II, P.A. (MRS), an established physiatry and pain management practice located in Tallahassee, Florida that serves patients from within a 100-mile radius including Leon, Jackson, Taylor, Madison and Wakulla counties and Thomasville, Georgia.

Established in 1996 by Kirk Mauro, M.D., one of the country's leading physiatrists, MRS specializes in administering neuro-muscular and musculo-skeletal treatment to patients seeking relief from chronic pain primarily stemming from personal and workers' compensation-related injuries. In 2002, MRS managed over 2500 patients and generated $1.5 million in revenue and $1.0 million in pre-tax earnings. Immediately following the closing of the acquisition, which is expected to occur within 30 days, PainCare will initiate enhancement of MRS' service offerings to deliver its patients a complete continuum of care in interventional pain management therapies. New services will include the addition of on- site rehabilitation with the integration of PainCare's proprietary MedX-Direct program, as well as minimally invasive surgery and various other innovative pain management modalities designed to achieve maximum results in patient care. Commenting on why he elected to be acquired by PainCare, Dr. Mauro stated, "PainCare is a unique and enterprising company that empowers its physicians with the most thorough and comprehensive pain intervention tools and therapies available on the market. Moreover, PainCare's national network of physicians rank as some of the best in the country. This collective expertise all under one umbrella creates a compelling environment for the sharing of medical intelligence and the advancement of prevailing pain treatment protocols. It is this dedicated focus that we are confident will serve to benefit our practice, our valued patients and those employers who refer us their employees in workers' compensation cases. We are pleased to join the PainCare team and look forward to a very long, mutually profitable association." Following the closing of the acquisition, MRS will become a wholly owned subsidiary of PainCare and join the Company's national network of orthopedic rehabilitation, spine surgery and pain management practices.

Randy Lubinsky, Chief Executive Officer of PainCare, added, "The acquisition of MRS and the addition of Dr. Mauro to our staff is a perfect example of how PainCare is executing on its business plan. Through identification and pursuit of highly successful, world-class private practices operating within the pain management field, PainCare can achieve its aggressive growth objectives while building an organization that promotes great pride, industry respect and long-term shareholder value. MRS, the first of several strategic acquisitions that we intend to complete in 2003, is expected to be a key earnings contributor to PainCare from this point forward. In fact, based on historical financial information as well as projected earnings for 2003, the addition of MRS will provide PainCare with a very good opportunity to double its 2003 earnings as compared to the year ago period ending December 31, 2002. We are very proud and delighted to welcome Dr. Mauro and his talented staff to the growing PainCare family."

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba "The Pain Center," an established pain management practice serving the Greater Jacksonville

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area in Florida, and led by Andrea M. Trescot, M.D.,
considered one of the leading pain management physicians in the country.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, utilizing joint venture partner MedX' patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices. The Company currently operates ten MedX-Direct orthopedic rehabilitation centers and has eight additional contracted sites under deployment.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management's ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare's future results, please refer to PainCare's filings with the Securities Exchange Commission, especially in the "Factors Affecting Operating Results and Market Price of Securities" included in the Company's most recent filings filed with the Securities Exchange Commission.

                                  AT PAINCARE,

          Stephanie Noiseux, Elite Financial Communications Group, LLC
                   407-585-1080 or via email at steph@efcg.net